Exhibit 99.1

October 16, 2017

Liberty Expedia Holdings, Inc. Announces Investor Meeting Webcast

ENGLEWOOD, Colo.--(BUSINESS WIRE)--  Liberty Expedia Holdings, Inc. (“Liberty Expedia”) (Nasdaq:  LEXEA, LEXEB) will webcast its annual Investor Meeting on Thursday, November 16, 2017, which will occur immediately following the annual Investor Meetings of Liberty Interactive Corporation (“Liberty Interactive”) and Liberty Broadband Corporation (“Liberty Broadband”).  Presentations will begin at approximately 9:10am E.S.T and Liberty Expedia’s annual Investor Meeting is estimated to begin at approximately 10:40am E.S.T. During its annual Investor Meeting, observations may be made regarding Liberty Expedia’s financial performance and outlook.

The annual Investor Meeting will be held in New York, NY. If you are interested in attending, please register at https://reg.libertyexperience.com/.

The annual Investor Meeting will be broadcast live via the Internet. All interested persons should visit the Liberty Expedia website at http://ir.libertyexpedia.com/events.cfm to register for the webcast. An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.

Companies presenting in the morning at the annual Investor Meetings include:

•	Liberty Interactive
o	QVC, Inc.
o	zulily, llc
o	General Communication, Inc.
•	Liberty Broadband
o	Charter Communications, Inc.
•	Liberty Expedia
•	Liberty TripAdvisor Holdings, Inc.
o	TripAdvisor, Inc.

About Liberty Expedia Holdings, Inc.

Liberty Expedia Holdings’ (Nasdaq: LEXEA, LEXEB) principal assets consist of its interest in Expedia, Inc. and its subsidiary Vitalize, LLC (formerly referred to as Bodybuilding.com). Expedia is an online travel company, empowering business and leisure travelers with the tools and information they need to efficiently research, plan, book and experience travel. Vitalize is a holding company engaged in health, fitness, and media-related business segments. Vitalize currently has three wholly-owned operating subsidiaries: Bodybuilding, WeMotivate, and Verity Nutrition.

Liberty Expedia Holdings, Inc.
Courtnee Chun, 720-875-5420

Source:  Liberty Expedia Holdings, Inc.